EXHIBIT 99.1

For Information Contact:
Danny Herron, CFO, Swift & Company (970) 506-7575

SWIFT & COMPANY REPORTS SIGNIFICANTLY REDUCED DEBT;
STRONG YEAR-END CASH POSITION
-Value-Added Products’ Sales Up Sharply-

GREELEY, Colorado, August 27, 2003 — Swift & Company reported today that in the 249 days ended May 25, 2003, it reduced debt by $71.7 million and ended the fiscal year with $64.9 million in cash on its balance sheet.

“We are pleased to report excellent results in our business for the fiscal year ended May 25, 2003,” said John Simons, president and CEO of Swift & Company. He noted that company performance exceeded expectations in several key areas:

•	debt was reduced ahead of schedule by $71.7 million

•	fiscal year-end cash balance increased to $64.9 million

•	interest expense was reduced as a result of the accelerated debt reduction

•	the transition to a stand-alone back office system was implemented under budget and ahead of schedule

•	employee turnover was reduced by 22.5%

•	an independently conducted employee opinion survey ranked Swift above the norm in employee satisfaction for food manufacturing companies

“We also continue to execute on the goals we outlined for our stakeholders,” said Simons. “For instance, we said that last year’s recall would not result in significant customer losses of customers or negatively affect performance, and we have delivered on that commitment. We continue to focus on the business model we publicly described last fall — one of a non-vertically integrated, three-segment diversified protein processing business that operates in all U.S. distribution channels and has a significant focus on the international and foodservice market segments. Our industry-leading Australian beef business continues to provide us with global diversification and a strong platform for continued growth in the Pacific Rim marketplace.”

Consolidated Results
 Swift & Company reported fourth quarter 2003 net sales of $2.183 billion and net income of $18.5 million versus prior year fourth quarter net sales of $2.147 billion and net income of $23.1 million for the predecessor entity. Fourth quarter 2003 Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) increased 21% to $62.0 million compared to $51.4 million on a pro forma basis.

For the 249 days ended May 25, 2003, net sales were $5.739 billion with net income of $39.3 million. The fourth quarter and fiscal year 2003 results were favorably impacted by a gain of $21.2 million ($13.2 million net of tax) related to an insurance settlement arising from a December 2000 fire at the company’s former Garden City, Kansas, beef processing plant.

Pro forma1 net sales for the fiscal year ended May 25, 2003, were $8.380 billion compared to pro forma fiscal 2002 net sales of $8.447 billion2. Fiscal 2003 pro forma EBITDA was $244.3 million, which included the favorable impact of the insurance settlement, and was up 10% over pro forma fiscal 2002.

Segment Information
 Swift & Company is organized into three reportable business segments, Swift Beef, Swift Pork and Swift Australia. All fiscal 2003 numbers are pro forma compared to fiscal 2002 numbers, which are on a predecessor basis.

Swift Beef
Fourth quarter net sales of $1.453 billion were comparable to those reported last year. Fourth quarter operating income of $0.3 million was $1.0 million better than last year primarily due to improved product mix.

Fiscal 2003 net sales of $5.662 billion as compared to fiscal 2002 net sales of $5.713 billion were relatively flat. Operating income for fiscal 2003 of $39.7 million was $20.0 million lower than fiscal 2002, primarily reflecting increased labor and other in-plant costs, higher selling, general and administrative costs largely related to an increase in the allowance for doubtful accounts as a result of a customer bankruptcy, and additional costs associated with becoming a stand-alone company.

[1] The information presented for the fiscal year ended May 25, 2003, on a pro forma basis compared to the fiscal year ended May 26, 2002, on a predecessor basis is derived from comparing the historical financial statements of the predecessor ConAgra Red Meat Business for the fiscal year ended May 26, 2002, to the sum of the historical financial statements of the predecessor ConAgra Red Meat Business after deducting the results of the businesses not acquired from the predecessor ConAgra Red Meat Business for the 115-day period from May 26, 2002, through September 18, 2002, and including pro forma adjustments related to Swift’s acquisition plus the results of the businesses acquired from the predecessor ConAgra Red Meat Business for the 249-day period from September 19, 2002 through May 26, 2003.

[2] Fiscal 2002 net sales of $8.447 billion reconciles to the fiscal 2002 net sales of the predecessor ConAgra Red Meat Business after eliminating sales of businesses not acquired of $29.2 million.

Swift Pork
Fourth quarter 2003 net sales were $415.5 million and operating income was $18.3 million, compared to 2002 net sales of $424.7 million and operating income of $21.6 million. The decreases primarily reflect a decline in average sales prices, partially offset by volume increases.

Fiscal 2003 pork net sales of $1.576 billion were down compared to the prior year net sales of $1.712 billion, reflecting a 10% decline in average sales prices, partially offset by volume increases. Current fiscal year operating income was $61.1 million compared to $83.5 million last year. The $22.4 million decline in pork segment operating income reflected market declines coupled with a 4.4% increase in per unit plant costs.

Swift Australia
Fiscal 2003 net sales of $1.155 billion were approximately $131 million or 13% greater than fiscal 2002 net sales of $1.024 billion. Fiscal 2003 operating income was up 38%, or $11.0 million, to $40.1 million from $29.1 million in 2002.

Fourth quarter 2003 net sales were $320.0 million and operating income was $2.6 million versus net sales of $254.3 million and operating income of $15.5 million in fourth quarter 2002. The decrease in operating income primarily reflected increased variable costs as a result of increased plant operating hours, partially offset by higher sales margins.

Corporate and Other
Corporate and Other includes the following items for the respective periods shown: the results of operations of the businesses not acquired from the predecessor ConAgra Red Meat Business for the fiscal year ended May 26, 2002, and the 115-day period from May 27, 2002, through September 18, 2002; the $21.2 million gain on insurance settlement ($13.2 million net of tax) discussed above and a gain of $9.0 million related to the strengthening of the Australian dollar in the 249-day period from September 19, 2002, through May 25, 2003.

Financial Highlights
The May 25, 2003 cash balance increased to $64.9 million after repaying $71.7 million in debt in the 249 days ended May 25, 2003. Capital spending, which totaled $52.8 million for the year, is expected to increase to approximately $75 million in 2004. Major growth capital committed for projects that began in 2003 and will carry into 2004 includes expansion projects at Worthington, Minnesota; Marshalltown, Iowa; Hyrum, Utah; Greeley, Colorado, and Dinmore, Australia. Each of these projects meets the company’s criteria for a two-year or faster payback for growth capital.

“In the nine months since Swift & Company was created, we have successfully transitioned to a stand-alone company, repaid in excess of $71 million of senior debt, completed the implementation of our back office systems, successfully reorganized our domestic business into a North American red meats company, and aligned our strategies to focus on expanded customer and consumer capabilities,” Simons said. “We exceeded our internal financial and operational goals for year one and are continuing our focus on growing the company through our diversified business model.”

Value-Added, Consumer-Ready Products and International Sales Continue to Grow
 “Swift continues to focus on growing volume in targeted products and channels,” Simons continued. “Over the past 12 months, we have increased our sales of value-added products by 15% and consumer-ready products, such as pork tenderloins and seasoned marinated pork, by 8%.”

Swift sees additional growth potential in the value-added products category with the recent announcement that two new products, “Swift Premium Grillers” and “Swift Premium Roasters,” are being distributed to nearly 300 Wal-Mart Super Centers in 11 states, from New York to Texas. These products address consumer need for appetizing, easy-to-prepare protein products that are case-ready when delivered to the store.

The international channel continued to grow, reporting a 3% percent volume increase on a last-12-month basis, driven by strong sales in Korea, Mexico and Japan.

Food Safety
 Simons said that Swift & Company continues to take a leadership role in food safety. “We are the first meatpacker to implement double hot water pasteurization in its U.S. beef plants to minimize the presence of potentially harmful bacteria,” Simons said. “This additional process step provides an even higher degree of effectiveness to Swift’s industry-leading food safety protocols. Swift also was the first major processor to implement a ‘test and hold’ protocol so product is kept under the company’s control until it passes tests for the presence of harmful bacteria and is cleared for delivery. We also introduced irradiated beef products at the retail level to provide customers additional choice, and we continue to make physical and process improvements to our meat processing plants that are designed to enhance both food and employee safety.”

Back Office System Implementation Completed
 Swift & Company also completed the transition of its own back office computer support systems from its former parent on July 14, 2003, using PeopleSoft’s suite of products. The implementation was completed under budget and ahead of schedule. “We are extremely pleased with the dedication, focus, and results that our back office implementation team delivered,” Simons said.

About Swift & Company
 Swift & Company is one of the world’s leading beef and pork processing companies — processing, preparing, packaging, marketing, and delivering fresh, further processed and value-added beef and pork products to customers in the United States and in international markets. For more information, please visit www.swiftbrands.com or call Danny Herron, CFO, Swift & Company at (970) 506-7575.

Information Concerning Forward-Looking Statements
 This press release contains certain statements, projections and forecasts regarding Swift & Company’s future business plans, financial results, products and performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of such words as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” and “believes.” There are a number of risks and uncertainties that could cause the actual results to differ materially. Some of these risks and uncertainties include product liability claims and recalls, livestock disease, fluctuating raw material costs and selling prices, changes in consumer preferences, compliance with environmental regulations and labor relations, operating in a competitive environment, and other general economic conditions and other risks described in the company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission and available on the SEC’s website.

Swift & Company will hold a conference call to review its FY03 and 4th quarter financial performance at 11 a.m. Eastern Time (9 a.m. Mountain Time) Thursday, August 28, 2003. Investors who wish to access the call should dial 1-800-289-0746, and enter the participant code of 392-371 at least 10 minutes prior to the start. Those wishing to access the call from outside the United States/Canada should dial 913-981-5573, and enter participant code 392-371. A replay of the call will be available beginning two hours after the completion of the live call through Tuesday, September 2, 2003, by calling 1-888-203-1112 or 1-719-457-0820 (international calls) using the code 392-371.

Swift & Company’s Form 10-K, filed with the Securities and Exchange Commission on August 22, 2003, is filed under the parent’s name of S&C Holdco 3, Inc., and may be seen at:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001199114&owner=include

The following supplemental pro forma information (dollars in thousands) is provided to assist in understanding our operating results. Earnings Before Income Taxes, Depreciation and Amortization (“EBITDA”) represents income before interest, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to cash flow or operating income (as measured by GAAP). We believe EBITDA provides investors and analysts in the meat processing industry useful information with which to analyze and compare our results on a comparable basis with other companies on the basis of operating performance, leverage and liquidity. In addition, EBITDA is the starting point in the calculation of “Adjusted EBITDA” which is a financial measure defined in our Credit Agreement with our lenders and used by those lenders in our financial covenant calculations. Since EBITDA is not defined by GAAP, it may not be calculated on the same basis as other similarly titled measures of other companies within the meat processing industry.

The following table sets forth a reconciliation of Income Before Income Taxes to Pro Forma EBITDA:

	Fiscal Quarter	Fiscal Quarter	Fiscal Year
	Ended	Ended	Ended
	May 26, 2002	May 25, 2003	May 26, 2002
	Predecessor	Successor	Predecessor

Income before income taxes	$35,630	$28,225	$117,953
Interest expense (a)		15,585	—
Depreciation and amortization	17,714	18,227	68,342

EBITDA	$53,344	$62,037	$186,295
Elimination of Business Not Acquired (b)	(16,357)	—	(17,203)
Elimination of existing corporate financing allocations (c)	15,110	—	55,240
Monitoring and Oversight Agreement fee (d)	(656)	—	(2,312)

Pro forma EBITDA of Acquired Business	$51,441	$62,037	$222,020

	115 Days Ended	249 Days Ended	Fiscal Year Ended
	September 18, 2002	May 25, 2003	May 25, 2003
	Predecessor	Successor	Pro Forma

Income before income taxes	$28,018	$59,978	$87,996
Interest expense (a)	—	48,592	48,592
Depreciation and amortization	21,572	51,860	73,432

EBITDA	$49,590	$160,430	$210,020
Elimination of Business Not Acquired (b)	21,289	—	21,289
Elimination of existing corporate financing allocations (c)	13,605	—	13,605
Monitoring and Oversight Agreement fee (d)	(630)	—	(630)

Pro forma EBITDA of Acquired Business	$83,854	$160,430	$244,284

a)	For fiscal year ended May 25, 2003 includes amortization of deferred financing costs and accretion of bond discount of $4,072 and $1,703, respectively.

b)	Represents the elimination of Businesses Not Acquired in connection with the Sept. 19, 2002, transaction which resulted in the formation of Swift & Company (“Transaction”). The specific items adjusted for include the domestic cattle feeding business, the capital stock of Weld Insurance Company, other assets and insignificant businesses not acquired and liabilities not assumed.

c)	Represents the elimination of historical allocated corporate financing costs. We believe eliminating these allocated corporate costs is appropriate because we will not incur these costs after the Transaction.

d)	Represents amounts payable pursuant to the Monitoring and Oversight Agreement between the company and an affiliate of its majority shareholder. (See Note 8 in the company’s fiscal 2003 financial statements included in our filing on Form 10-K).

The following table presented below is provided to calculate fiscal year ended May 25, 2003 (pro forma) and is derived as the sum of (1) the historical financial statements of the Predecessor ConAgra Red Meat Business, (2) deducting the results of the Businesses Not Acquired for the 115-day period from May 26, 2002, through September 18, 2002, (3) including pro forma adjustments related to the Transaction, plus (4) the results of the Acquired Business for the 249-day period from September 19, 2002, through May 25, 2003.

	115 Days Ended September 18, 2002					Pro Forma

	ConAgra	Elimination	Adjustments			Fiscal
	Red Meat	of Businesses	for the		249 Days Ended	Year Ended
	Business	Not Acquired	Transaction	Total	May 25, 2003	May 25,

	(1)	(2)	(3)		(4)
			(Dollars in thousands)
Net sales
Swift Beef	$1,811,247	$—	$—	$1,811,247	$3,851,210	$5,662,457
Swift Pork	478,812	—	—	478,812	1,097,348	1,576,160
Swift Australia	350,525	—	—	350,525	804,194	1,154,719
Corporate, Other and Eliminations	51,866	(51,527)	—	339	(13,584)	(13,245)

Total	$2,692,450	$(51,527)	$—	$2,640,923	$5,739,168	$8,380,091

Operating Income (Loss)
Before Other Items (a)
Swift Beef	$41,820	$—	$(1,640)	$40,180	$(440)	$39,740
Swift Pork	9,061	—	(941)	8,120	53,004	61,124
Swift Australia	14,929	—	(524)	14,405	25,693	40,098
Corporate, Other and Eliminations	(19,679)	21,557	—	1,878	57	1,935

Total	$46,131	$21,557	$(3,105)	$64,583	$78,314	$142,897

Corporate allocations	(18,113)	685	13,794	(3,634)	—	(3,634)
Gain on business interruption recovery	—	—	—	—	21,230	21,230
Translation gains	—	—	—	—	9,026	9,026
Interest expense	—	—	(21,375)	(21,375)	(48,592)	(69,967)

Total Income Before Income Taxes	$28,018	$22,242	$(10,686)	$39,574	$59,978	$99,552

(a)	Other items include corporate allocations prior to the Transaction and include gain on business interruption recovery, translation gains, and interest expense subsequent to the Transaction.

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